Exhibit 10.1

September 30, 2010

Ira Boots
Berry Plastics Corporation
101 Oakley Street
Evansville, IN 47710

Dear Ira:

The purpose of this letter agreement (“Letter Agreement”) is to memorialize the understandings we have reached regarding your retirement from employment with Berry Plastics Corporation (the “Company”), your employment with the Company through your retirement,  your engagement thereafter as a consultant to the Company and other related matters. This Letter Agreement shall constitute an amendment to the Employment Agreement between the Company and you (“Employee”), dated as of September 15, 2006, as amended by the Amendment to Employment Agreement, effective as of December 31, 2008 (the “Employment Agreement”). Capitalized terms used in this Letter Agreement that are not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.

            1. Duties. Following the Company’s appointment of a new President and Chief Executive Officer (the “New CEO”) and until a Termination of Employment (including a Qualifying Retirement as defined below), Employee shall have such title and duties as determined by the board of directors of the Company, including, without limitation, transitioning to the New CEO the role and responsibilities of President and Chief Executive Officer.

                2. Qualifying Retirement. Subject to the earlier termination of Employee’s employment in accordance with the terms of the Employment Agreement, effective December 31, 2010, Employee will retire and resign as an employee and officer of the Company, its subsidiaries and affiliates (such resignation on December 31, 2010, a “Qualifying Retirement”). Upon a Qualifying Retirement, the Employment Agreement automatically will terminate; provided, however, that the following sections of the Employment Agreement (and any defined terms used in such sections) shall survive termination of the Employment Agreement and shall remain in effect in accordance with their terms, as such terms may be amended by this Letter Agreement:  Section 10(d) (regarding retiree medical benefits), Section 11 (“Non-Disclosure of Confidential Information”), Section 12 (“Restrictive Covenants”), Section 13 (“Right to Inventions”), Section 14 (“Notices”), Section 16 (“Assignment; Successors; Benefits of Agreement”), Section 17 (“Waiver of Breach”), Section 20 (“Governing Law”) and Section 21 (“Enforceability”). Consistent with the terms of the Employment Agreement, a Qualifying Retirement shall be treated as a Voluntary Termination. A Qualifying Retirement shall not occur in the event of a Termination of Employment prior to December 31, 2010.

3. Accrued Benefits. Upon a Qualifying Retirement, Employee shall be entitled to receive the following payments:

(a) the portion of any unpaid Base Salary, if any, which Employee had accrued as of the date of the Qualifying Retirement;

(b) the aggregate amount of any unpaid Reimbursable Expenses incurred prior to the date of the Qualifying Retirement; and

(c) all accrued and unused vacation time as of the date of the Qualifying Retirement.

                4. 2010 Bonus. Upon a Qualifying Retirement, Employee shall remain eligible for a full bonus in respect of calendar year 2010 without modification as a result of the Qualifying Retirement; provided, however, that Employee understands that this bonus will be paid (if at all) at the discretion of the board of directors of the Company, such discretion to be exercised with respect to Employee in substantially the same manner as with respect to employees of the Company at substantially the same level of employment as the Employee.

                5. Company Car. Upon a Qualifying Retirement, the Company shall permit Employee to retain his Company vehicle under the same executive company vehicle program through the end of the existing vehicle lease, and upon expiration of such lease, Employee shall return the vehicle to the Company or to a third party designated by the Company.

                 6. Retirement Plan. Upon a Qualifying Retirement, the Employee shall be entitled to the rights set forth in Section 10(d) of the Employment Agreement and a Qualifying Retirement shall constitute a “retirement” as defined in the Company’s Health and Welfare Plan for Early Retirees.

                 7. Stock Options. (a) The parties hereto jointly represent and acknowledge that as of December 31, 2010, Employee owns (i) unvested options (each a “Group Option) to purchase 5,460 shares of common stock, par value $0.01 per share (“Common Stock”), of Berry Plastics Group, Inc. (“Group”) (the Group Options referred to in clause (i), the “Unvested Option Grant”) and (ii) vested Group Options to purchase up to 30,963 shares of Common Stock at a per share exercise price of $100.00 (the Group Options referred to in clause (ii), the “Vested Option Grant”).

(b) In the event of a Qualifying Retirement, Employee will forfeit the Unvested Option Grant on December 31, 2010 and any rights Employee has to vest in or exercise all or part of the Unvested Option Grant shall terminate as of December 31, 2010.

(c) In the event of a Qualifying Retirement, the Vested Option Grant shall remain exercisable by Employee until the termination of the Vested Option Grant in accordance with the immediately following two sentences. Twenty percent (20%) of the Vested Option Grant (i.e., vested Group Options with respect to 6,193 shares of Common Stock) automatically shall terminate on March 31, 2011, 2012, 2013, 2014 and 2015. Employee immediately shall forfeit 100% of the Vested Option Grant upon a breach of Employee’s obligations under Section 10 or Section 11 of this Letter Agreement or upon a material breach of Employee’s obligations under Section 9 of this Letter Agreement. Employee agrees that Employee will not exercise any Group Options prior to January 1, 2011.

(d)  Following a Qualifying Retirement, upon Employee’s exercise of a vested Group Option, Employee may satisfy payment of the applicable exercise price by instructing Group to withhold a number of shares of Common Stock having a Fair Market Value (as defined in the Berry Plastics Group, Inc. 2006 Equity Incentive Plan and based on the Fair Market Value on the date the applicable Group Option is exercised) equal to the product of (i) the per share exercise price of such Group Option, multiplied by (ii) the number of shares of Common Stock in respect of which such Group Option shall have been exercised.

                 8.Share Repurchase. Employee acknowledges and agrees that as of the date of this Letter Agreement, Employee is the holder, or indirect holder or beneficiary, of 119,395 shares of Common Stock, and that neither Employee nor any member of Employee’s immediate family owns any other shares of Common Stock (such shares of Common Stock, together with any shares of Common Stock acquired upon Employee’s exercise of Group Options, “Covered Shares”). On September 30, 2010, Group shall purchase from Employee, and Employee shall sell to Group 23,879 Covered Shares at a price per share of $75. In the event of a Qualifying Retirement, Group shall purchase from Employee, and Employee shall sell to Group the remaining Covered Shares in four equal annual installments on December 31, 2011, 2012, 2013 and 2014 (or if such date is not a business day, the first business day thereafter) (each such date, a “Repurchase Date”). Covered Shares acquired upon exercise of a Group Option shall be apportioned as equally as possible among the then remaining Repurchase Dates as of the applicable option exercise date. Except as provided with respect to the September 30, 2010 purchase, the price per share of Common Stock to be paid pursuant to this Section 8 shall be the Fair Value Per Share (as defined in the Amended and Restated Stockholders Agreement, dated as of April 3, 2007, by and among Group, and those stockholders of Group listed on Schedule A thereto (the “Stockholders Agreement”)) as of the applicable Repurchase Date. Repurchases pursuant to this Section 8 shall be made at the offices of Group or its designee. Delivery of certificates or other instruments evidencing Common Stock duly endorsed for transfer and free and clear of all liens, claims and other encumbrances (other than encumbrances under the Shareholders Agreement) shall be made with respect to those shares of Common Stock then subject to repurchase hereunder, against payment of the purchase price therefor. Following a Qualifying Retirement, this Section 8 shall supersede Section 6 of the Stockholders Agreement with respect to the Covered Shares. The rights and obligations under this Section 8 automatically shall terminate in the event of an IPO (as defined in the Stockholders Agreement). The rights and obligations under this Section 8 shall be subject to Section 4 and Section 5 of the Stockholders Agreement, such that if Employee sells any shares of Common Stock pursuant to Section 4 or Section 5 of the Stockholders Agreement, the number of shares of Common Stock that Group is required to repurchase from Employee and Employee is required to sell to Group pursuant to this Section 8 shall be reduced on a share for share basis, with Group’s and the Employee’s obligations with respect to each then remaining repurchase installment under this Section 8 reduced on an equal and proportionate basis. Employee shall cease to have the right to require Group to repurchase Covered Shares pursuant to this Section 8 upon a breach of Employee’s obligations under Section 10 or Section 11 of this Letter Agreement or upon a material breach of Employee’s obligations under Section 9 of this Letter Agreement, it being understood that Group shall continue to have the right to repurchase Covered Shares pursuant to this Section 8.  Any rights and obligations of the Employee under this Section 8 shall, in the event of his death before September 30, 2010 or any applicable Repurchase Date, transfer to his executor, personal representative, or the person(s) to whom the Covered Shares are transferred by will or the laws of descent and distribution.

                9. Consulting. In the event of a Qualifying Retirement, Employee agrees to provide consulting services to the Company on the following terms:

(a) Term. Employee’s retention as a consultant shall commence on January 1, 2011 and terminate on December 31, 2015 (such period, the “Consulting Period”), unless earlier terminated in accordance with paragraph (g) below.

(b) Duties. During the Consulting Period, Employee will render to the Company such services as the Chief Executive Officer of the Company may reasonably request, which may, without limitation, include product development, customer contacts and visits, management transition, labor relations, assistance on financings, acquisition diligence and support, and general business matters. Employee will perform such services as an independent contractor to, and not as an employee or agent of, the Company. Employee will not have any authority to bind the Company in any way.

(c) Time to be Devoted to Consulting Duties. During the Consulting Period, Employee will perform consulting services at such times and in such manner as are mutually agreed to by Employee and the Company; provided, however, that Employee will not be required to devote to the fulfillment of Employee’s consulting role more than three hundred (300) hours during any twelve (12) month period, nor will Employee be required to spend more than 15 days during any twelve (12) month period performing services at locations outside of the Evansville, Indiana metropolitan area. Employee may agree, upon request by the Company, to work in excess of three hundred (300) hours during any twelve (12) month period ending prior to December 31, 2012; provided that any such additional hours shall reduce Employee’s hourly commitment for the remainder of the term on an hour for hour basis, with such reduction applied equally to the three years remaining in the Consulting Term. Notwithstanding anything to the contrary herein, the Company and the Employee mutually agree that it is not anticipated that the Employee’s future services during the Consulting Period will rise to a level that would cause the Qualifying Retirement to fail to qualify as a “termination of employment” under Treas. Reg. § 1.409A-1(h)(1)(ii).

(d) Reimbursement; Compensation. Employee agrees not to incur any travel expenses or other disbursements in connection with the performance of Employee’s consulting duties in excess of $2,500 except with the advance approval of the Chief Executive Officer of the Company. The Company will reimburse Employee for any approved expenses or disbursements incurred by Employee upon presentation to the Company of appropriate documentation. In addition, the Company shall pay to Employee twenty (20) equal quarterly payments of One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00) (collectively, the “Consulting Fees”) on each January 1, April 1, July 1 and October 1 during the Consulting Period. The Company will also provide Employee with other perquisites consistent with Employee’s consulting role. Employee acknowledges that Employee is solely responsible for the payment of all Federal, state and local taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fees. In the event of a breach of Employee’s obligations under Section 10 or Section 11 of this Letter Agreement or a material breach of Employee’s obligations under this Section 9, Employee shall forfeit the right to any then remaining Consulting Fees.

(e) Company Board; Group Board. Employee shall continue to serve on the board of directors of the Company and/or the board of directors of Group until such time as the Company may request him to resign from such service at which time Employee shall resign from the board of directors of the Company and/or the board of directors of Group, as applicable.

(f)  Non-Disparagement.  Employee agrees that Employee will not make or cause to be made any statements, verbally, electronically, in writing or in any other form, that are derogatory or disparaging about the Company, its businesses, affiliates, subsidiaries, officers, directors or employees. Company agrees to use its reasonable efforts to cause its directors, its chief executive officer and the chief executive officer’s direct reports not to make or cause to be made any statements, verbally, electronically, in writing or in any other form, that are derogatory or disparaging about the Employee.

(g)  Termination. The Consulting Period may be terminated by the Company at any time and for any or no reason; provided, however, if the Company elects to terminate the Consulting Period early, Employee shall continue to receive the payments set forth in paragraph (d) of this Section 9, subject to the last sentence of paragraph (d) of this Section 9.

                10. Restrictive Covenants. This Section 10 shall apply upon a Qualifying Retirement and upon a Qualifying Retirement this Section 10 shall supersede Section 12 of the Employment Agreement (it being understood that Section 12 of the Employment Agreement shall remain in effect with respect to any actions prior to a Qualifying Retirement):

(a) The Employee acknowledges and recognizes that during the Employment Period he has been and will be privy to Confidential Information and further acknowledges and recognizes that the Company would find it extremely difficult to replace the Employee. Accordingly, in consideration of the premises contained in this Letter Agreement and the Employment Agreement and the consideration received by the Employee under the Employment Agreement and to be received by the Employee under this Letter Agreement, without the prior written consent of the Company, the Employee shall not, at any time prior to December 31, 2015 (i) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business directly competing with the business of the Company or any subsidiary or affiliate thereof within any state in which the Company or any such subsidiary or affiliate transacts business, whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business; (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above; (iii) induce or solicit individuals who are, or were at any time in the preceding twelve months, employees of the Company or any subsidiary or affiliate thereof to terminate their employment with the Company or any such subsidiary or affiliate or to engage in any Competing Business, or hire, or induce or solicit (or assist others to hire or induce or solicit) the hiring of, individuals then employed, or employed at any time in the preceding twelve months, by the Company or any subsidiary thereof; or (iv) induce any entity or person with which the Company or any subsidiary or any affiliate thereof has a business relationship to terminate or alter such business relationship. Nothing in this Section 10(a) shall prohibit the Employee from passively investing in the publicly traded shares of a Competing Business with a maximum investment of no more than 5% of outstanding shares. As used herein, “Competing Business” shall mean any business involving the sale of products in any city or county in any state of the United States if such business or the products sold by it are competitive at the time of the Qualifying Retirement with (A) the business of the Company, (B) any of the products manufactured, sold or distributed by the Company or (C) any products or business being developed or conducted by the Company.

(b) The Employee understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company or any subsidiary or affiliate thereof, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee and consultant of the Company and as otherwise provided hereunder to justify clearly such restrictions which, in any event (given his education, skills and ability), the Employee does not believe would prevent him from earning a living.

               11. Right to Inventions. With respect to inventions, improvements, technical information and suggestions acquired or developed by Employee during the Consulting Period, this Section 11 shall supersede Section 13 of the Employment Agreement (it being understood that Section 13 of the Employment Agreement shall remain in effect with respect to any matters preceding a Qualifying Retirement):  The Employee shall promptly disclose, grant and assign to Company for its sole use and benefit any and all inventions, improvements, technical information and suggestions reasonably relating to the business of the Company or any subsidiary or affiliate thereof which (x) the Employee develops or acquires during the Consulting Period (whether or not during usual working hours) pursuant to a written project proposal reasonably requested by the Company, other than any invention, improvement, technical information or suggestion with respect to which Employee (i) demonstrates, promptly following Company’s initial written project proposal, that Employee has previously commenced material steps towards development or acquisition, and (ii) Employee promptly declines in writing the related project proposal on the basis described in clause (i)), or (y) that relate to any current or prior project of the Company or any of its affiliates as of December 31, 2010 (collectively, the “Company Inventions”), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon the Inventions, and in connection therewith:

(a) the Employee recognizes and agrees that the Company Inventions shall be the sole property of the Company, and the Company shall be the sole owner of all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or on the Company Inventions;

(b) the Employee hereby assigns to the Company any rights the Employee may have or acquire to the Company Inventions;

(c) the Employee shall, at the expense of the company, promptly execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to the Company Inventions and any patent applications, patents, copyrights, reissues or other proprietary rights related thereto in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world;

(d) the Employee recognizes and agrees that the Company Inventions to the extent copyrightable shall constitute works for hire under the copyright laws of the United States;

(e) the Employee shall render to the Company, at its expense, all such assistance as it may require in the prosecution of applications for said patents, copyrights, reissues or other proprietary rights, in the prosecution or defense of interferences which may be declared involving any said applications, patents, copyrights or other proprietary rights and in any litigation in which the Company may be involved relating to the Company Inventions; and

(f) except as otherwise specified in this Section 11(f), with respect to all inventions, improvements, technical information and suggestions developed or acquired by Employee other than Company Inventions (“Employee Inventions”), (i) from and after January 1, 2011 through and until the date thirty (30) months following the date on which the Consulting Period begins, Employee shall not transfer any such Employee Inventions, other than to the Company, and (ii) from and after the date thirty (30) months following the date on which the Consulting Period begins, Employee agrees to first present any Employee Invention that may compete with the business of the Company to the Company to develop and market such Invention (“Right of First Refusal”). If the Company fails to agree, within sixty (60) days after presentation of the Employee Invention, to develop and market such Employee Invention, Employee is then permitted to present such Employee Invention to any other entity, however, Employee can do so only on the same or less favorable terms vis-à-vis Employee’s counterparty than those previously declined by the Company with respect to such Employee Invention; provided, further, that Company’s Right of First Refusal shall reapply any time Employee revises the proposed terms regarding the sale, license or transfer of any Employee Invention. Notwithstanding the foregoing, with respect to any Employee Invention that is unrelated to the business of the Company or any subsidiary or affiliate thereof, nothing in this Section 11 (I) prohibits the Employee from developing, acquiring, marketing, or transferring, (II) requires the Employee to disclose, grant, or assign to the Company, or (III) gives the Company the Right of First Refusal, with respect to such Employee Invention.

               12. Conditions. Employee’s rights and benefits pursuant to Sections 4 through 9 of this Letter Agreement shall be subject to (a) the occurrence of a Qualifying Retirement, (b) (i) Employee’s execution and delivery to the Company of a release of claims in the form attached hereto as Exhibit A (the “Release”) within twenty-one days of the Qualifying Retirement and (ii) Employee’s non-revocation of the Release for seven days after execution and delivery to the Company of the Release and (c) Employee’s compliance with his obligations under Section 9, Section 10, and Section 11 of this Letter Agreement.

               13. Outside Boards. Notwithstanding anything in this Letter Agreement or any other agreement between Employee and the Company to the contrary, following a Qualifying Retirement, Employee shall be permitted to serve as an outside director on boards of companies that do not compete with the Company, and Employee shall be permitted to provide consulting services to businesses that do not compete with the Company.

               14. Governing Law. This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana without giving effect to principles of conflicts of laws.

               15. Enforceability. (a) In the event that any provision of this Letter Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Letter Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Letter Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Letter Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

(b) Employee expressly agrees and understands that the remedy at law for any breach by Employee of Section 9(f), Section 10, or Section 11 of this Letter Agreement will be inadequate and that damages flowing from any such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee’s violation or threatened violation of any provision of Section 9(f), Section 10, or Section 11 of this Letter Agreement, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation without the requirement of posting any bond. Nothing in this Section 15(b) shall be deemed to limit the Company’s remedies at law or in equity for any breach by Employee of any of the provisions of Section 9(f), Section 10, or Section 11 of this Letter Agreement, which may be pursued by or available to the Company.

                 16. Assignment; Successors; Benefits of Agreement. This Letter Agreement is personal in its nature and neither party hereto shall, without the consent of the other, assign or transfer this Letter Agreement or any rights or obligations hereunder. The provisions of this Letter Agreement shall be binding upon and inure to the benefit of the respective heirs, beneficiaries, executors and administrators and successors and permitted assigns of the parties hereto.

                17. Waiver of Breach. A waiver of any breach of any provision of this Letter Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision, and any failure to enforce any provision hereof shall not operate as a waiver of such provision or of any other provision.

                 18. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered or sent by telecopier, (b) sent by nationally-recognized overnight courier or (c) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Employee, to the last known address on record at the Company.

If to the Company, to:

Berry Plastics Corporation
c/o General Counsel
101 Oakley Street
Evansville, IN 47710

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered, sent by telecopier or sent by nationally-recognized, overnight courier and (ii) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail. As used herein, the term “Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

[Signature page follows.]

If the terms and conditions of this Letter Agreement are agreeable to you, please indicate your acceptance by signing your name where indicated below.

Yours Sincerely,

BERRY PLASTICS CORPORATION

By: _________________________

Name: _______________________

Title: ________________________

BERRY PLASTICS GROUP, INC.

By: _________________________

Name: _______________________

Title: ________________________

Agreed and Acknowledged:

______________________
Ira Boots

Exhibit A

MUTUAL RELEASE

This Mutual Release (“Agreement”), dated [●], is entered into between Berry Plastics Corporation (the “Company”), and Ira G. Boots (“Employee”).

               A. The Company and the Employee entered into a Letter Agreement, dated as of September 30, 2010 (the “Letter Agreement”) in connection with the termination of the Employee’s employment on [●], 2010.

               B. Without admitting fault or liability, the parties are desirous to compromise and resolve and discharge all claims and disputes between them that arose out of or are related in any way to the Employee’s employment by Company (collectively, the “Disputes”).

In consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein and the rights and benefits to be provided under the Letter Agreement, the sufficiency of which the Employee hereby acknowledges, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Company Release

(a)           In consideration of the promises set forth herein, Company, on behalf of itself and its agents, employees, affiliated corporations, partnerships or other entities owned or controlled by it, attorneys, and representatives, based on events that have occurred on or before the date of Employee’s signature on this Agreement, does hereby release and forever discharge Employee, and his agents, employees, affiliated corporations, partnerships or other entities, spouse, attorneys, and representatives (the “Employee Releasees”), from any and all actions, causes of action, obligations, costs, expenses, damages, losses, claims, liabilities, lawsuits, debts, and demands (including attorneys’ fees and costs actually incurred), that the Employee Releasees now have, or hereafter can, shall, or may have, whether known or unknown, suspected or unsuspected, claimed or unclaimed, arising out of or relating to the Disputes, or any thing or matter of whatsoever nature, from the beginning of the world to the date hereof, it being the intention of the parties that these releases be unconditional, general releases.  Company further agrees and acknowledges that the release of the Disputes includes, but is not limited to, any claim, loss or cause of action arising from or out of Employee’s performance as a director, officer, employee or agent of the Company and all claims under any applicable federal, state or local law or regulation, in each case based on events that have occurred on or before the date of Employee’s signature on this Agreement.  The Company also intends by this release to give up any rights under the common law, including, but not limited to, any claim for fraud, defamation, invasion of privacy, violation of any public policy or statute, breach of any contract between the Company and Employee, and any remedy for any such claim or breach, in each case based on events that have occurred on or before the date of Employee’s signature on this Agreement.  Notwithstanding anything to the contrary in this Section 1(a), nothing in this release shall affect any claims arising out of Employee’s breach, violation or default, in each case after the date of this Agreement, of any condition, restriction or obligation under the Letter Agreement, the Employment Agreement (as defined in the Letter Agreement), any option agreement between Employee and Berry Plastics Group, Inc. (“Group”), any stockholders’ agreement in respect of the common stock of Group, or any other written agreement between Employee or Employee’s affiliates, on the one hand, and the Company or any of its affiliates, on the other hand. Nothing in this Agreement waives the Company’s rights to claims based on events that have not yet occurred.

(b)           Company hereby represents and warrants that, as of the date of this Agreement, the Company has not instituted a lawsuit or proceeding of any kind asserting any claims that are released in Section 1(a) (the “Company Released Claims”), and promises never to file a lawsuit asserting any of the Company Released Claims.

(c)           Company hereby represents and warrants that it holds all right, title to and interest in all the Company Released Claims, and that the Company has not assigned or otherwise transferred any right, title or interest in any of the Company Released Claims, and the Company hereby covenants that it will not assign or otherwise transfer any right, title or interest in any of the Company Released Claims, and agrees to forever indemnify and hold forever harmless the Employee Releasees, including, but not limited to reasonable attorneys’ fees, incurred as a result of any person or entity asserting any such Company Released Claims against the Employee Releasees pursuant to any such assignment or transfer.

2.           Employee Release

(a)           (i) In consideration for the rights and benefits set forth in the Letter Agreement, Employee for and on behalf of himself and his successors, heirs, administrators, executors, and assigns (individually and collectively, the “Employee Releasors”), based on events that have occurred on or before the date of Employee’s signature on this Agreement, knowingly and voluntarily agrees not to sue and waives and releases forever whatever claims the Employee Releasors may have against Company, Group, Apollo Management, L.P. and Graham Partners, Inc. and each of their respective affiliates, subsidiaries, divisions, shareholders, members, partners, predecessors, directors, employees, managers, officers, agents, and attorneys, past and present and/or each of their respective successors, assigns, heirs, executors, and administrators (individually and collectively, the “Company Releasees”), from any and all manner of action, claims, suits, rights and causes of action which Employee had, may have had, or now has against the Company Releasees, for or by reason of any matter, cause or thing whatsoever, including, but not limited to any claim arising out of or attributable to the Disputes, Employee’s employment with the Company, the termination of Employee’s employment with Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, impairment of economic opportunity, intentional infliction of emotional harm or distress, defamation, libel or slander, or under any federal, state or local law dealing with discrimination or harassment based on race, color, sex, national origin, handicap, religion, disability or sexual preference, or any thing or matter of whatsoever nature, from the beginning of the world to the date hereof, it being the intention of the parties that the releases be unconditional general releases.  This release of claims includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Civil Rights Act of 1991, Executive Order 11246, the Equal Pay Act of 1962, Older Workers Benefit Protection Act, as amended, the Medical Leave Act of 1993, as amended, the Indiana Civil Rights Act, I.C. 22-9-1-1, ET SEQ., the Indiana Age Discrimination In Employment Act, I.C. 22-9-2-1, ET SEQ, and the Employment Discrimination Against Disabled Persons Act, I.C. 22-9-5-1, ET SEQ., state fair employment, human rights and/or civil rights laws, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. Notwithstanding anything to the contrary in this Section 2(a)(i), nothing in this release shall affect any claims arising out of the Company’s breach, violation or default, in each case after the date of this Agreement, of any condition, restriction or obligation under the Letter Agreement, the Employment Agreement (as defined in the Letter Agreement), any option agreement between Employee and Group, any stockholders’ agreement in respect of the common stock of Group, or any other written agreement between Employee or Employee’s affiliates and the Company or any of its affiliates.

(ii)           Employee’s signature below constitutes his representation and warranty that he has not suffered an on the job or occupational injury or incurred any wage, overtime or leave claims, including without limitation, any claims pursuant to the Fair Labor Standards Act and the Family and Medical Leave Act, that could be asserted against any Company Releasees.

(iv)           Nothing in this Agreement waives Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), or any equivalent state law, or to claims based on events that have not yet occurred.

(b)           Employee hereby represents and warrants that, as of the date of this Agreement, the Employee has not instituted a lawsuit or proceeding of any kind asserting any claims that are released in Section 2(a)(i) (“Employee Released Claims”) and promises never to file a lawsuit asserting any such Employee Released Claims.

(c)           Employee hereby represents and warrants that it holds all right, title to and interest in all the Employee  Released Claims, and that the Employee has not assigned or otherwise transferred any right, title or interest in any of the Employee  Released Claims, and the Employee hereby covenants that it will not assign or otherwise transfer any right, title or interest in any of the Employee  Released Claims, and agrees to forever indemnify and hold forever harmless the Company Releasees from all Employee  Released Claims, including, but not limited to reasonable attorneys’ fees, incurred as a result of any person or entity asserting any such Employee  Released Claims against the Company Releasees pursuant to any such assignment or transfer.

3.           Acknowledgements

(a)           Employee represents and acknowledges that he has been given a reasonable period of at least twenty-one (21) days to consider the release of ADEA claims pursuant to this Agreement; that Company has advised him in writing to consult with an attorney prior to executing this Agreement; and that he will receive valuable and good consideration to which he/she may not otherwise be entitled in exchange for the execution of this Agreement.  Employee has been informed by this Agreement of his/her right to rescind this Agreement as far as it extends to potential claims under the ADEA within seven (7) days following the execution of this Agreement by furnishing written notice to the Company, which notice must be received within the specified period.  No benefits will be provided pursuant to this Agreement if Employee rescinds this Agreement within the seven (7) day rescission period.  Therefore, this Agreement will not become effective until the eighth day following Employee’s submission of this properly executed Agreement to the Company.

(b)           The parties acknowledge and agree that this Agreement may be pleaded as a complete defense to, and may be used as a basis for an injunction against, the bringing of any of the Company Released Claims or Employee Released Claims, as applicable.  Company agrees that money damages would be an inadequate remedy for any breach (or threatened breach) of this Agreement by the Company, and the Company acknowledges and agrees that irreparable harm and injury will be suffered by the Employee should the Company breach (or threaten to breach) any of the provisions contained in this Agreement.  Employee agrees that money damages would be an inadequate remedy for any breach (or threatened breach) of this Agreement by the Employee, and the Employee acknowledges and agrees that irreparable harm and injury will be suffered by the Company should the Employee breach (or threaten to breach) any of the provisions contained in this Agreement.  Company and Employee further agree that the provisions of this Agreement may be enforced by any preliminary or permanent, mandatory or prohibitory, injunction or other order or decree of a court of competent jurisdiction.  The agreed remedies set forth above shall not be construed to limit or derogate from any legal or equitable remedy authorized by any applicable law.

(c)           EMPLOYEE EXPRESSLY ACKNOWLEDGES THAT COMPENSATION AND BENEFITS BEING PROVIDED TO EMPLOYEE PURSUANT TO THE LETTER AGREEMENT CONSTITUTE ADEQUATE AND SUFFICIENT CONSIDERATION FOR THE FOREGOING RELEASE AND INDEMNITY

4.           Miscellaneous Terms

               (a) This Agreement is made and entered into in the State of Indiana and shall in all respects be interpreted, enforced, and governed under Indiana law.  The language of all parts of the Agreement shall be construed as a whole, according to its fair meaning.

               (b) Employee represents and warrants that he has had the benefit of legal representation in connection with this Agreement and has reviewed such Agreement with counsel prior to execution.  Company represents and warrants that it has had the benefit of legal representation in connection with this Agreement and has reviewed such Agreement with counsel prior to execution.

               (c) In any action to enforce this Agreement, the prevailing party shall be awarded all attorneys’ fees and costs of suit incurred in such action.

               (d) Should any provision of this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.  This paragraph shall not apply in the event a portion of the Agreement which is essential to the overall intent of the Agreement (the complete release of the parties from respective liability) is declared or determined to be illegal or invalid.  In such a circumstance, the entire Agreement shall be void ab initio.

                  (e) This Agreement and the Letter Agreement set forth the entire agreement between the parties and fully supersede any and all prior agreements and understandings between the parties pertaining to the subject matter of this Agreement.  The parties acknowledge and agree that neither of them has made any promises or agreement pertaining to the subject matter of this Agreement and the Letter Agreement other than as expressed in this Agreement and the Letter Agreement.

                  (f) This Agreement may be executed in counterparts which counterparts together shall have the same force and effect as a single original executed by all of the parties.  Except as provided in subparagraph (c) above, each of the parties shall bear their own attorneys’ fees and costs associated with the matters addressed in this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                                                                                                ____________________________
Ira G. Boots

BERRY PLASTICS CORPORATION

By: _________________________

Name: _______________________

Title: ________________________